Exhibit 2.1

Execution Version

AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT

This Amendment No. 1, dated as of July 17, 2021 (this “Amendment No. 1”), to the Business Combination Agreement, dated as of January 31, 2021 (the “Business Combination Agreement”), by and among Kismet Acquisition One Corp., a British Virgin Islands business company (“Purchaser”), Kismet Sponsor Limited, a British Virgin Islands business company (“Sponsor”), solely in its capacity as the Purchaser Representative, Nexters Inc., a British Virgin Islands business company (“Pubco”), Nexters Global Ltd., a private limited liability company domiciled in Cyprus (the “Company”), Fantina Holdings Limited, a private limited liability company domiciled in Cyprus, solely in its capacity as the Company Shareholders Representative, and the shareholders of the Company set forth on the signature pages of the Business Combination Agreement, is made and entered into by and among Purchaser, Pubco, the Company, the Purchaser Representative and the Company Shareholders Representative (for and behalf of the Company Shareholders) (collectively, the “Relevant Parties”). Capitalized terms used but not defined in this Amendment No. 1 shall have the respective meanings ascribed to such terms in the Business Combination Agreement.

RECITALS

WHEREAS, pursuant to Section 13.8 of the Business Combination Agreement, the Relevant Parties desire to amend the Business Combination Agreement, as set forth in this Amendment No. 1.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Relevant Parties hereby agree as follows:

1.1 Recitals of the Business Combination Agreement. The following recital is hereby added to the Business Combination Agreement:

WHEREAS, after the date of the Business Combination Agreement, Purchaser, Pubco and the Sponsor entered into subscription agreements (the “PIPE Subscription Agreements”) pursuant to which the PIPE Investors have agreed to (i) subscribe for and purchase from Pubco a certain number of Pubco Ordinary Shares at a price per share equal to $10.00 on the Share Acquisition Closing Date immediately prior to the consummation of the Share Acquisition (the “PIPE Financing”), and (ii) receive from the Sponsor a certain number of Pubco Private Warrants on the Share Acquisition Closing Date and immediately after the issuance of the Pubco Ordinary Shares to the PIPE Investors.

1.2 Section 2.1 of the Business Combination Agreement. Section 2.1 of the Business Combination Agreement is hereby deleted in its entirety and replaced by the following:

2.1 Exchange of Company Shares. At the Share Acquisition Closing and subject to and upon the terms and conditions of this Agreement and the articles of association of the Company, the Company Shareholders shall transfer, convey, assign and deliver to Pubco, and Pubco shall acquire and accept from the Company Shareholders, all of the issued and outstanding Company Shares, free and clear of all Liens (other than potential restrictions on resale under applicable securities Laws) and together with all rights attaching to them at the Share Acquisition Closing (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of the Company Shares after the Share Acquisition Closing).

1.3 Section 8.3(a) of the Business Combination Agreement. Section 8.3(a) of the Business Combination Agreement is hereby deleted in its entirety and replaced by the following:

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by the terms of this Agreement, the Forward Purchase Agreement (as amended), the PIPE Subscription Agreements or any other Ancillary Document, or as set forth on Schedule 8.3, or as required by applicable Law, Purchaser shall (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to Purchaser and its business, assets and employees, and (iii) use commercially reasonable efforts to preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, all as consistent with past practice; provided, that no action by Purchaser with respect to matters specifically prohibited or restricted by any provision of Section 8.3(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant provision of Section 8.3(b). Notwithstanding anything to the contrary in this Section 8.3, nothing in this Agreement shall prohibit or restrict the Purchaser from extending one or more times, in accordance with the Purchaser Charter and the IPO Prospectus, or by amendment to the Purchaser Charter, the deadline by which it must complete its Business Combination (each, an “Extension”), and no consent of any other Party shall be required in connection therewith.

1.4 Section 8.3(b) of the Business Combination Agreement. The opening paragraph of Section 8.3(b) of the Business Combination Agreement is hereby deleted in its entirety and replaced by the following:

(b) Without limiting the generality of Section 8.3(a) and except as contemplated by the terms of this Agreement, the Forward Purchase Agreement (as amended), the PIPE Subscription Agreements or any other Ancillary Document, or as set forth on Schedule 8.3, or as required by applicable Law, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not:

1.5 Section 8.4(b) of the Business Combination Agreement. The opening paragraph of Section 8.4(b) of the Business Combination Agreement is hereby deleted in its entirety and replaced by the following:

(b) Without limiting the generality of Section 8.4(a) and except as contemplated by the terms of this Agreement, the PIPE Subscription Agreements or any other Ancillary Document, or as required by applicable Law, during the Interim Period, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), Pubco shall not:

1.6 Section 8.19(b) of the Business Combination Agreement. Section 8.19(b) of the Business Combination Agreement is hereby deleted in its entirety and replaced by the following:

(b) The Parties agree that, simultaneously with or as promptly as practicable after the Share Acquisition Closing, the funds held by Pubco either in or outside of the Trust Account, after taking into account payments by Purchaser for the Redemption and any proceeds received by Pubco under the Forward Purchase Agreement (as amended) and the PIPE Subscription Agreements (collectively, the “Closing Cash”), shall be used to pay (i) first, Purchaser’s accrued Expenses, including Purchaser’s deferred Expenses of the IPO, without double-counting with any Expenses that have already been paid prior to the Share Acquisition Closing, (ii) second, any loans owed by Purchaser to the Sponsor for Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of Purchaser and (iii) third, the Initial Cash Consideration in accordance with Section 2.3(a)(ii). Such amounts, as well as any Expenses that are required or permitted to be paid by delivery of Pubco Securities, will be paid at the Closing. Any remaining cash will be used for working capital and general corporate purposes of the Target Companies, or for any other use as directed by Pubco.

1.7 Section 8.30 of the Business Combination Agreement. The following Section 8.30 is hereby added to the Business Combination Agreement:

8.30 Subscription Agreements. The Purchaser, the Company and Pubco shall each use its reasonable best efforts to satisfy the conditions of the PIPE Investors closing obligations contained in the Subscription Agreements, and consummate the transactions contemplated thereby. The Purchaser and Pubco shall not terminate, amend or waive in any manner adverse to the Company, the Purchaser or Pubco, the Subscription Agreements without the Purchaser’s, the Company’s and each of the Key Company Shareholders’ prior written consent (not to be unreasonably withheld, delayed or conditioned), and Pubco shall, except with the Purchaser’s, the Company’s and each of the Key Company Shareholders’ prior written consent (not to be unreasonably withheld, delayed or conditioned), use its best efforts to enforce each of the Subscription Agreements in accordance with its terms. In the event that there is an actual or threatened material breach or default by a PIPE Investor under a Subscription Agreement, or the Purchaser reasonably believes in good faith that such PIPE Investor otherwise is not willing or able to consummate the transactions contemplated thereby upon the satisfaction of the conditions of such PIPE Investor’s closing obligations thereunder, then notwithstanding anything to the contrary herein, except with the Purchaser’s, the Company’s and each of the Key Company Shareholders’ prior written consent (not to be unreasonably withheld, delayed or conditioned), Pubco shall be required to use its reasonable best efforts to enter into and consummate replacement agreements for the PIPE Investment, which agreements shall become Subscription Agreements for purposes of this Agreement and included as part of the PIPE Financing, and the Purchaser, Pubco and the Company shall, and shall cause their respective Representatives to, reasonably cooperate with the Purchaser, Pubco and their respective Representatives in connection with such replacement PIPE Investment and use their respective commercially reasonable efforts to cause such replacement PIPE Investment to occur (including having the Purchaser’s or the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by the Purchaser).

1.8 Section 10.1(e) of the Business Combination Agreement. Section 10.1(e) of the Business Combination Agreement is hereby deleted in its entirety and replaced by the following:

(e) Closing Cash. After taking into account payments by Purchaser for the Redemption and any proceeds received by Pubco under the Forward Purchase Agreement (as amended) and the PIPE Subscription Agreements, Purchaser and Pubco shall have at least an aggregate of One Hundred Million Dollars ($100,000,000) of cash held either in or outside of the Trust Account, and Purchaser shall have made arrangements prior to the Share Acquisition Closing Date for any portion of such cash held in the Trust Account to be released from the Trust Account in connection with the Share Acquisition Closing.

1.9 Section 11.1(b) of the Business Combination Agreement. Section 11.1(b) of the Business Combination Agreement is hereby deleted in its entirety and replaced by the following:

(b) by written notice by either Purchaser or the Company to the other if any of the conditions set forth in Article X have not been satisfied or waived by September 30, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, the Company Shareholders or Pubco) of any representation, warranty, covenant or obligation under this Agreement was the proximate cause of, or proximately resulted in, the failure of the Closing to occur on or before the Outside Date;

1.10 Section 14.1 of the Business Combination Agreement.

(a) The definition of ‘Ancillary Documents’ in Section 14.1 of the Business Combination Agreement is hereby deleted in its entirety and replaced by the following definition:

“Ancillary Documents” means each agreement, instrument or document including the Forward Purchase Agreement (as amended), the PIPE Subscription Agreements, the Lock-Up Agreements, the Amended Pubco Charter, the New Registration Rights Agreement and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

(b) The following definition is hereby added to Section 14.1 of the Business Combination Agreement:

“PIPE Investors” means those Persons who are participating in the PIPE Financing pursuant to a PIPE Subscription Agreement entered into after the date of the Business Combination Agreement.

1.11 Annex I of the Business Combination Agreement. Annex I of the Business Combination Agreement is hereby deleted in its entirety and replaced by Exhibit A of this Amendment No. 1.

1.12 Exhibit A of the Business Combination Agreement. Exhibit A of the Business Combination Agreement is hereby deleted in its entirety and replaced by Exhibit B of this Amendment No. 1.

1.13 Exhibit B.2 of the Business Combination Agreement. Exhibit B.2 of the Business Combination Agreement is hereby deleted in its entirety and replaced by Exhibit C of this Amendment No. 1.

2. Effective Date. The Relevant Parties hereby acknowledge and agree that this Amendment No. 1 shall be effective as of the date hereof.

3. Other Provisions. The provisions of Article XIII (Miscellaneous) of the Business Combination Agreement shall apply mutatis mutandis to this Amendment No. 1 and are deemed to be incorporated herein by reference.

4. Effect of Amendment No. 1.

4.1 No Other Amendments. Except as expressly amended by this Amendment No. 1, the Business Combination Agreement is unmodified and will remain in full force and effect.

4.2 References. On and after the date hereof, each reference in the Business Combination Agreement to “this Agreement,” “hereof,” “herein,” “hereby,” “hereunder,” “hereto” and derivative or similar words referring to the Business Combination Agreement, and each reference in any other document relating to the “Business Combination Agreement,” the “Agreement,” “thereunder,” “thereof,” or words of like import referring to the Business Combination Agreement, means and references the Business Combination Agreement as amended by this Amendment No. 1.

5.	Entire Agreement. The Business Combination Agreement, as amended by this Amendment No. 1, and the documents or instruments referred to therein, including any exhibits, annexes and schedules attached thereto, which exhibits, annexes and schedules are incorporated therein by reference, together with the Ancillary Documents and the LOI, embody the entire agreement and understanding of the Parties in respect of the subject matter contained therein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to in the Business Combination Agreement, as amended by this Amendment No. 1, or the documents or instruments referred to therein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained therein.

6.	Counterparts. This Amendment No. 1 may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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Exhibit A

Company Shareholders Pro-Rata Allocation

Part A

Andrey Chiriskiy	3.500000000%
Everix Investments Limited	42.133632287%
Andrey Fadeev	22.533183857%
Boris Gertsovskiy	22.533183857%
Aleksandr Ivanov	2.000000000%
Georgii Kondratev	1.000000000%
Tatiana Kostrikova	1.000000000%
Nidelor Limited	1.000000000%
Aleksandr Morozov	0.100000000%
Dmitrii Philippov	0.200000000%
Vladimir Suchkov	1.000000000%
Anton Reingold	2.000000000%
Nikolay Yastrebov	1.000000000%

Part B

Andrey Chiriskiy	6.048418344%
Andrey Fadeev	38.940035027%
Boris Gertsovskiy	38.940035027%
Aleksandr Ivanov	3.456239054%
Georgii Kondratev	1.728119527%
Tatiana Kostrikova	1.728119527%
Nidelor Limited	1.728119527%
Aleksandr Morozov	0.172811953%
Dmitrii Philippov	0.345623905%
Vladimir Suchkov	1.728119527%
Anton Reingold	3.456239054%
Nikolay Yastrebov	1.728119527%

Exhibit B

Form of New Registration Rights Agreement

This Registration Rights Agreement is entered into as of [●], 2021, by and among (i) Nexters Inc., a company incorporated in the British Virgin Islands with limited liability (the “Company”), (ii) the parties listed on Schedule A hereto (each such party, together with any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, a “Holder” and collectively, the “Holders”), and, for the limited purpose set forth in Section 6.6 of this Agreement, (iii) Kismet Acquisition One Corp., a company incorporated in the British Virgin Islands with limited liability (“Kismet”). Certain capitalized terms used and not otherwise defined herein are defined in Section 1 hereof.

WHEREAS, (i) the Company, (ii) Kismet, (iii) Sponsor (solely in its capacity as the representative of Kismet), (iv) Nexters Global Ltd., a private limited liability company domiciled in Cyprus (“Nexters”), (v) Fantina Holdings Limited, a private limited liability company domiciled in Cyprus (solely in its capacity as the representative of the shareholders of Nexters) and (vi) certain of the Holders have entered into that certain Business Combination Agreement dated as of January 31, 2021 (the “Business Combination Agreement”), pursuant to which, among other things, Kismet will merge with and into the Company (the “Merger”) and the Company will acquire all of the issued and outstanding shares of Nexters (the “Share Acquisition”);

WHEREAS, (i) the Company, (ii) Kismet and (iii) Sponsor have entered into that certain Amended and Restated Forward Purchase Agreement, dated as of January 31, 2021, pursuant to which, among other things, on or about the date hereof, the Company is issuing and selling, and Sponsor is purchasing, on a private placement basis, 5,000,000 Ordinary Shares (the “Company Forward Purchase Shares”) and 1,000,000 Public Warrants (the “Company Forward Purchase Warrants” and collectively with the Company Forward Purchase Shares, the “Company Forward Purchase Securities”);

WHEREAS, the Company, Kismet and Sponsor intend that the Company Forward Purchase Securities be subject to the terms and conditions of this Agreement;

WHEREAS, on or about the date hereof, Sponsor and each of the Key Company Shareholders are entering into lock-up agreements with the Company (each a “Lock-up Agreement”), pursuant to which, among other things, Sponsor and each of the Key Company Shareholders agree not to transfer Ordinary Shares (including Ordinary Shares that are issued or issuable upon the exercise or conversion of the Private Warrants or Public Warrants, if applicable) for a certain period of time following the Closing, subject to certain exceptions specified therein;

WHEREAS, Kismet and Sponsor entered into that certain Registration Rights Agreement, dated as of August 5, 2020 (the “Prior Agreement”);

WHEREAS, Kismet and Sponsor wish to terminate the Prior Agreement, with such termination effective as of the date hereof, in order to provide for the terms and conditions included herein;

WHEREAS, as of the date hereof, the Holders hold the Ordinary Shares, the Private Warrants and the Public Warrants set forth in Schedule A to this Agreement; and

WHEREAS, the parties hereto are entering into this Agreement concurrently with, and contingent upon, the Closing.

NOW, THEREFORE, in consideration of the mutual representations, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS. The following capitalized terms used herein have the following meanings:

“Adverse Disclosure” is defined in Section 3.6.

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Business Combination Agreement” is defined in the recitals to this Agreement.

“Closing” means the closing of the Merger and the Share Acquisition in accordance with the terms of the Business Combination Agreement.

“Commission” means the U.S. Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.

“Company” is defined in the preamble to this Agreement.

“Company Forward Purchase Securities” is defined in the recitals to this Agreement.

“Company Forward Purchase Shares” is defined in the recitals to this Agreement.

“Company Forward Purchase Warrants” is defined in the recitals to this Agreement.

“Demand Registration” is defined in Section 2.1.1.

“Demand Shelf Registration” is defined in Section 2.4.

“Demanding New Holders” is defined in Section 2.1.1.

“Demanding Original Holders” is defined in Section 2.1.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form F-1 Shelf” is defined in Section 2.4.

“Form F-3 Shelf” is defined in Section 2.3.

“Holder” is defined in the preamble to this Agreement.

“Holder Indemnified Party” is defined in Section 4.1.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Kismet IPO Prospectus” means the final prospectus of Kismet, dated as of August 5, 2020, and filed with the SEC on August 8, 2020 (File No. 333-239972).

“Kismet” is defined in the preamble to this Agreement.

“Lock-up Agreement” is defined in the recitals to this Agreement.

“Maximum Number of Securities” is defined in Section 2.1.4.

“Merger” is defined in the recitals to this Agreement.

“Misstatement” is defined in Section 3.1.13.

“New Holders” means, collectively, (i) Andrey Fadeev, a Russian citizen, (ii) Boris Gertsovskiy, a Russian citizen, (iii) Everix Investments Limited, a private limited liability company domiciled in Cyprus, and (iv) any persons or entities to which the foregoing persons or entity transfer any Registrable Securities as permitted under this Agreement and the applicable Lock-Up Agreement.

“Nexters” is defined in the recitals to this Agreement.

“Ordinary Shares” means the ordinary shares, with no par value, of the Company.

“Original Holders” means, collectively, Sponsor and any persons or entities to which Sponsor transfers any Registrable Securities.

“Piggy-Back Registration” is defined in Section 2.2.1.

“PIPE Investor” means a subscriber that purchased Ordinary Shares pursuant to a PIPE Subscription Agreement.

“PIPE Subscription Agreements” means those certain subscription agreements, each dated July [●], 2021, entered into by and among the Company, Kismet, the Sponsor and the persons identified therein as “Subscribers”.

“Prior Agreement” is defined in the recitals to this Agreement.

“Private Warrants” means each one (1) warrant of the Company entitling the holder thereof to purchase one (1) Ordinary Share in accordance with terms described in the Kismet IPO Prospectus with respect to the private warrants of Kismet.

“Public Warrants” means each one (1) warrant of the Company entitling the holder thereof to purchase one (1) Ordinary Share on substantially the same terms and conditions described in the Kismet IPO Prospectus with respect to the public warrants of Kismet.

“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means (i) the Ordinary Shares set forth on Schedule A (which, for the avoidance of doubt, shall include the Company Forward Purchase Shares); (ii) the Private Warrants set forth on Schedule A (and underlying Ordinary Shares); and (iii) the Public Warrants set forth on Schedule A (which, for the avoidance of doubt, shall include the Forward Purchase Warrants) (and underlying Ordinary Shares). Registrable Securities include any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of such Ordinary Shares, Private Warrants (and underlying Ordinary Shares) or Public Warrants (and underlying Ordinary Shares). As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement (as defined below) with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with and pursuant to such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require Registration under the Securities Act; (c) such securities shall have ceased to be outstanding; or (d) the Registrable Securities are freely saleable under Rule 144 without volume limitations.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale or resale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Requesting Holder” is defined in Section 2.1.1.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Share Acquisition” is defined in the recitals to this Agreement.

“Shelf” is defined in Section 2.4.

“Shelf Underwriting Request” is defined in Section 2.4.

“Sponsor” means Kismet Sponsor Limited, a business company incorporated in the British Virgin Islands with limited liability.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwritten Block Trade” is defined in Section 2.4.

2. REGISTRATION RIGHTS.

2.1 Demand Registration.

2.1.1 Request for Registration. Subject to the provisions of Section 2.1.4 and Section 2.4 hereof, at any time and from time to time on or after the date hereof, (i) New Holders holding, individually or collectively, at least thirty percent (30%) in interest of the then issued and outstanding number of Registrable Securities held by all New Holders (such New Holders, the “Demanding New Holders”) or (ii) Original Holders holding at least a majority in interest of the then issued and outstanding number of Registrable Securities held by all Original Holders (such Original Holders, the “Demanding Original Holders”) may make a written demand for Registration under the Securities Act of all or part of their Registrable Securities (a “Demand Registration”). Any demand for a Demand Registration shall specify the number of Registrable Securities proposed to be included in such Registration and the intended method(s) of distribution thereof. The Company will within ten (10) days of the Company’s receipt of the Demand Registration notify all Holders of Registrable Securities of the demand, and each Holder who wishes to include all or a portion of such Holder’s Registrable Securities in a Registration Statement pursuant to the Demand Registration (each such Holder including shares of Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company within fifteen (15) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notice, the Requesting Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.1.4 and the provisos set forth in Section 3.1.1. The Company shall not be obligated to effect more than an aggregate of (i) three (3) Demand Registrations under this Section 2.1.1 initiated by New Holders or (ii) three (3) Demand Registrations under this Section 2.1.1 initiated by Original Holders.

2.1.2 Effective Registration. Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective by the Commission and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) the Demanding New Holders or the Demanding Original Holders (as applicable) thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated to file another Registration Statement until the Registration Statement that has been previously filed pursuant to a Demand Registration becomes effective or is subsequently terminated.

The Company shall not be obligated to (i) subject to Section 2.1.1, maintain the effectiveness of a Registration Statement filed pursuant to a Demand Registration for a period longer than one hundred eighty (180) days or (ii) effect any Demand Registration (A) within forty-five (45) days of a “firm commitment” Underwritten Offering in which all Demand Holders were offered Piggy-Back Registration rights pursuant to Section 2.2 (subject to Section 2.2.2) and at least ninety percent (90%) of the number of Registrable Securities requested by such Demand Holders to be included in such Underwritten Offering were included and sold or (B) during the first year after the Closing Date, within three (3) months of the completion of any other Demand Registration.

2.1.3 Underwritten Offering. If the Demanding New Holders or the Demanding Original Holders (as applicable) so elect and such Holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. In such event, the right of any Holder to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such underwritten offering and the inclusion of such Holder’s Registrable Securities in the underwritten offering to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwritten offering shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwritten offering by the Demanding New Holders or the Demanding Original Holders (as applicable).

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an underwritten offering pursuant to a Demand Registration or Shelf Underwriting Request, in good faith, advises the Company, the Demanding New Holders or the Demanding Original Holders (as applicable) and the Requesting Holders (if any) in writing that the dollar amount or number of shares of Registrable Securities which the Demanding New Holders or the Demanding Original Holders (as applicable) and the Requesting Holders (if any) desire to sell, taken together with all other Ordinary Shares or other securities which the Company desires to sell and the Ordinary Shares or other securities, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights held by other shareholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of securities that can be sold in such underwritten offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such underwritten offering: (i) first, all Ordinary Shares (or other equity securities) permitted to be and desired to be sold by the PIPE Investors and the Registrable Securities of the Demanding New Holders or the Demanding Original Holders (as applicable). As between the PIPE Investors and the Demanding New Holders or the Demanding Original Holders (as applicable), the Ordinary Shares (or other equity securities) permitted to be and desired to be sold by the PIPE Investors shall be allocated 20% for the PIPE Investors (as between the PIPE Investors pro rata based on the respective number of shares that each such PIPE Investors have requested to be included), and 80% for the Demanding New Holders or the Demanding Original Holders (as applicable) (pro rata based on the respective number of shares that each such Demanding New Holders or the Demanding Original Holders (as applicable) have requested be included in such Registration, regardless of the number of Registrable Securities held by each such Demanding New Holders or the Demanding Original Holders (as applicable)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of any Requesting Holders (pro rata based on the respective number of shares that each such Requesting Holder has requested be included in such Registration, regardless of the number of Registrable Securities held by each such Requesting Holder) that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Ordinary Shares or other securities that the Company desires to sell for its own account that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Ordinary Shares or other securities for the account of other persons that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Demand Registration Withdrawal. If the Demanding New Holders or the Demanding Original Holders (as applicable) disapprove of the terms of any underwritten offering or are not entitled to include all of their Registrable Securities in any underwritten offering, such Demanding New Holders or the Demanding Original Holders (as applicable) may elect to withdraw from such Registration by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration or an Underwritten Offering pursuant to a Shelf Underwriting Request. If the Demanding New Holders or the Demanding Original Holders (as applicable) withdraw from a proposed underwritten offering relating to a Demand Registration or an Underwritten Offering pursuant to a Shelf Underwriting Request, then such Registration shall not count as a Demand Registration provided for in this Section 2.1.

2.2 Piggy-Back Registration.

2.2.1 Piggy-Back Rights. If at any time on or after the date hereof the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for the account of persons other than the Holders of Registrable Securities, other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) on Form F-4 or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) on S-8 (or any successor rule thereto), (iv) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (v) for an offering of debt that is convertible into equity securities of the Company, (vi) for a dividend reinvestment plan, (vii) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade,” or (viii) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, then the Company shall (x) give written notice of such proposed filing to the Holders of Registrable Securities as soon as practicable but in no event less than seven (7) days before the anticipated filing date of such Registration Statement, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the Holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such Holders may request in writing within five (5) days following receipt of such notice (such Registration, a “Piggy-Back Registration”), provided that in the case of a Form F-1 Shelf pursuant to Section 2.4, such Piggy-Back Registration shall be limited to such Holders of Registrable Securities who are Original Holders . The Company shall cause such Registrable Securities to be included in such Piggy-Back Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All Holders proposing to distribute their Registrable Securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

2.2.2 Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the Holders of Registrable Securities in writing that the dollar amount or number of Ordinary Shares or other securities which the Company desires to sell, taken together with Ordinary Shares or other securities, if any, as to which Registration has been demanded pursuant to written contractual arrangements with persons other than the Holders of Registrable Securities hereunder, the Registrable Securities as to which Registration has been requested under this Section 2.2, and the Ordinary Shares or other securities, if any, as to which Registration has been requested pursuant to the written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then the Company shall include in any such Registration:

(a) If the Registration is undertaken for the Company’s account: (A) first, the Ordinary Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), all Ordinary Shares (or other equity securities) permitted to be and desired to be sold by the PIPE Investors and the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof. As between the Ordinary Shares of PIPE Investors and the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, the Ordinary Shares (or other equity securities) permitted to be and desired to be sold by the PIPE Investors shall be allocated 20% (as between the PIPE Investors pro rata based on the respective number of shares that each such PIPE Investors have requested to be included), and the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof shall be allocated 80%, pro rata, based on the respective number of Registrable Securities that each Holder has so requested (regardless of the number of Registrable Securities held by each such Holder), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Securities.

(b) If the Registration is a “demand” registration undertaken at the demand of persons other than the Holders, (A) first, the Ordinary Shares or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, pro rata, based on the respective number of Registrable Securities that each Holder has so requested (regardless of the number of Registrable Securities held by each such Holder) which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other securities that the Company desires to sell for its own account that can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Securities.

2.2.3 Withdrawal. Any Holder may elect to withdraw such Holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggy-Back Registration. The Company (whether on its own determination or as the result of a request for withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggy-Back Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the Holders in connection with such Piggy-Back Registration as provided in Section 3.3.

2.2.4 Unlimited Piggy-Back Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof or an Underwritten Offering pursuant to a Shelf Underwriting Request effected under Section 2.4.

2.3 Registrations on Form F-3. The Holders may at any time and from time to time, to the extent that their Registrable Securities are not already Registered on an effective Shelf (but subject to the sixth sentence of Section 2.4 below), request in writing that the Company register the resale of any or all of such Registrable Securities on a shelf registration statement under Rule 415 of the Securities Act on Form F-3 or any similar short-form Registration Statement which may be available at such time (“Form F-3 Shelf”); provided, however, that the Company shall not be obligated to effect such request through an underwritten offering (unless such request is a Shelf Underwriting Request made in accordance with Section 2.4 below). Upon receipt of such written request, the Company will, as promptly as is reasonably practicable, give written notice of the proposed Registration to all other Holders, and will, as promptly as is reasonably practicable thereafter, effect the registration of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities or other securities of the Company, if any, of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration pursuant to this Section 2.3: (i) if Form F-3 is not available for such offering or if the Company is not eligible to use Form F-3; or (ii) if the Holders of the Registrable Securities, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at any aggregate price to the public of less than $100,000. Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

2.4 Shelf Registration

2.5. The Demanding Original Holders may at any time and from time to time request in writing that the Company file a Registration Statement for a shelf registration statement under Rule 415 of the Securities Act on Form F-1 (the “Form F-1 Shelf”) or, if the Company is eligible to use a Registration Statement on Form F-3, the Demanding New Holders or the Demanding Original Holders may at any time and from time to time request in writing that the Company file a Form F-3 Shelf (together with the Form F-1 Shelf, each a “Shelf”), in each case, covering the resale of all or part of their Registrable Securities on a delayed or continuous basis (a “Demand Shelf Registration”). The Company will within ten (10) days of the Company’s receipt of the Demand Shelf Registration notify (a) in the case of a Demand Shelf Registration for a Form F-1 Shelf, all Demanding Original Holders and (b) in the case of a Demand Shelf Registration for a Form F-3 Shelf, all Holders of Registrable Securities of the demand, and in each case, each Holder who wishes to include all or a portion of such Holder’s Registrable Securities in a Shelf pursuant to the Demand Shelf Registration shall so notify the Company within fifteen (15) days after the receipt by the Holder of the notice from the Company. The Company shall file the Shelf within forty-five (45) days of the Company’s receipt of the Demand Shelf Registration, and use commercially reasonable efforts to cause to be declared effective as soon as practicable thereafter and no later than the earlier of (x) the 90th calendar day (or 120th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the filing date and (y) the tenth (10th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall use its commercially reasonable efforts to maintain the Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective and available for use to permit all Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities, subject in each case to the provisions of this Agreement that permit the Company to suspend the use of the Registration Statement in the circumstances, and subject to the terms and conditions, set forth in those provisions. If, at any time the Company shall have qualified for the use of a Form F-3 Shelf or any other form which permits incorporation of substantial information by reference to other documents filed by the Company with the Commission and at such time the Company has an outstanding Form F-1 Shelf, then the Company shall, as soon as reasonably practical, convert such outstanding Form F-1 Shelf into a Form F-3 Shelf. Notwithstanding anything to the contrary herein, to the extent there is an effective Shelf under this Section 2.4, covering a Holder’s or Holders’ Registrable Securities, such Holder or Holders shall not have rights to make a Demand Registration with respect to Section 2.1. Notwithstanding anything to the contrary herein, to the extent there is an effective Shelf under this Section 2.4, covering a Holder’s or Holders’ Registrable Securities, and such Holder or Holders qualify for and wish to request an Underwritten Offering from such Shelf (a “Shelf Underwriting Request”), such Underwritten Offering shall follow the procedures of subsection 2.1 (including subsection 2.1.3 and subsection 2.1.4) but such Underwritten Offering (including, for purposes of clarity, any Underwritten Block Trade) shall be made from the Shelf and shall count against the number of Demand Registrations that may be made pursuant to subsection 2.1.1; provided that, in the event that the Underwritten Offering is being made from a Form F-3 Shelf, (i) the period of time for the Company to notify all other Holders of Registrable Securities of the Company’s receipt of the applicable Demand Registration shall be reduced from ten (10) days (as set forth in subsection 2.1.1) to two (2) Business Days and (ii) the period of time that the Holders have to respond to such notice shall be reduced from fifteen (15) days (as set forth in subsection 2.1.1) to three (3) Business Days. Notwithstanding anything herein to the contrary, if the Demanding New Holders or the Demanding Original Holders (as applicable) wish to engage in an underwritten block trade or similar underwritten transaction with a two (2) Business Day or less marketing period (collectively, “Underwritten Block Trade”) off of a Form F-3 Shelf, then notwithstanding the time periods provided for herein, such Demanding New Holders or Demanding Original Holders (as applicable) only need to notify the Company of the Underwritten Block Trade two (2) Business Days prior to the day such offering is to commence and the Holders of other Registrable Securities shall not be entitled to notice of such Underwritten Block Trade and shall not be entitled to participate in such Underwritten Block Trade; provided, however, that the Demanding New Holders or the Demanding Original Holders (as applicable) requesting such Underwritten Block Trade shall use commercially reasonable efforts to work with the Company beginning at least ten (10) days prior to notifying the Company of its request for an Underwritten Block Trade in order to facilitate preparation of the Registration Statement (if applicable), prospectus and other offering documentation related to the Underwritten Block Trade.

2.5 The Company shall have the right to remove any persons no longer holding Registrable Securities from the Shelf or any other shelf registration statement by means of a post-effective amendment.

3. REGISTRATION PROCEDURES.

3.1 Filings; Information. Whenever the Company is required to effect a Registration of any Registrable Securities pursuant to Section 2, the Company shall use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1 Filing Registration Statement. The Company shall use its commercially reasonable efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to Section 2.1 or a request for a Demand Shelf Registration pursuant to Section 2.4, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies and which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its commercially reasonable efforts to cause such Registration Statement to become and remain effective for the period required by Section 3.1.3; provided, however, that the Company shall have the right to (i) defer any Demand Registration or any Demand for Shelf Registration, as applicable, for up to thirty (30) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any demand registration to which such Piggy-Back Registration relates, and (ii) require Holders whose Registrable Securities are registered under any Form F-3 Shelf to suspend use of the prospectus included in such Form F-3 Shelf, in each case if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Registration Statement to be effected at such time; provided further, however, that the Company shall not have the right to exercise the right set forth in the immediately preceding proviso more than twice in any 12-month period in respect of a Demand Registration or a Demand Shelf Registration hereunder.

3.1.2 Copies. The Company shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Holders included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the Holders included in such Registration or legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders.

3.1.3 Amendments and Supplements. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement (which period shall not exceed the sum of one hundred eighty (180) days plus any period during which any such disposition is interfered with by any stop order or injunction of the Commission or any governmental agency or court) or such securities have been withdrawn.

3.1.4 Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) business days after such filing, notify the Holders whose Registrable Securities are included in such Registration Statement of such filing, and shall further notify such Holders promptly and confirm such advice in writing in all events within two (2) business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the Holders whose Registrable Securities are included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the Holders whose Registrable Securities are included in such Registration Statement and to the legal counsel for any such Holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such Holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall not file any Registration Statement or prospectus or amendment or supplement thereto, including documents incorporated by reference, to which such Holders or their legal counsel shall reasonably object.

3.1.5 State Securities Laws Compliance. Prior to any public offering of Registrable Securities, the Company shall use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders whose Registrable Securities are included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities or securities exchanges as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders whose Registrable Securities are included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action for which it would be subject to general service of process or to taxation in any such jurisdiction where it is not then otherwise so subject.

3.1.6 Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement, in form, substance and scope as are customarily made by issuers in underwritten offerings, which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the Holders whose Registrable Securities are included in such Registration Statement. No Holder whose Registrable Securities are included in such Registration Statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such Holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such Holder’s material agreements and organizational documents, and with respect to written information relating to such Holder that such Holder has furnished in writing expressly for inclusion in such Registration Statement.

3.1.7 Cooperation. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate reasonably in any offering of Registrable Securities hereunder, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

3.1.8 Records. Subject to appropriate confidentiality arrangements, the Company shall make available for inspection by the Holders whose Registrable Securities are included in such Registration Statement, any Underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other professional retained by any Holder whose Registrable Securities are included in such Registration Statement or any Underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any of them in connection with such Registration Statement.

3.1.9 Opinions and Comfort Letters. (i) The Company shall use its reasonable best efforts, on the date the Registrable Securities are delivered for sale pursuant to a Registration, to obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as such Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters. (ii) The Company shall use its reasonable best efforts to obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event that a Registration is an underwritten offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request.

3.1.10 Earnings Statement. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and, if applicable, make available to its shareholders, as soon as reasonably practicable, an earnings statement covering period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.11 Listing. The Company shall use its reasonable best efforts to cause all Registrable Securities included in any Registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the Holders of a majority of the Registrable Securities included in such Registration.

3.1.12 Transfer Agent. The Company shall use its reasonably best efforts to provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of the Registration Statement.

3.1.13 Misstatements. The Company shall notify the Holders at any time when a prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or prospectus, or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading (a “Misstatement”), and then to correct such Misstatement.

3.1.14 Road Show. If the Registration involves the registration of Registrable Securities involving gross proceeds in excess of $25,000,000, the Company shall use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any underwritten offering.

3.1.15 FINRA. The Company shall cooperate with each Underwriter participating in the disposition of such Registrable Securities and Underwriters’ counsel in connection with any filings required to be made with The Financial Industry Regulatory Authority, Inc., including using commercially reasonable efforts to obtain pre-clearance and pre-approval of the Registration Statement and applicable prospectus upon filing with the Commission.

3.1.16 Certificated Securities. The Company shall, in the case of certificated Registrable Securities, cooperate with the Holders and the managing Underwriters to facilitate the timely preparation and delivery of certificates (not bearing any legends) representing Registrable Securities to be sold after receiving written representations from the Holders participating in such offering that the Registrable Securities represented by the certificates so delivered by such Holders will be transferred in accordance with the Registration Statement, and enable such Registrable Securities to be in such denominations and registered in such names as such Holders or managing Underwriters may reasonably request at least two business days prior to any sale of such Registrable Securities.

3.1.17 Further Assurances. The Company shall otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Obligation to Suspend Distribution. Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), or, in the case of a resale Registration, including on a Form F-3 Shelf pursuant to Section 2.3 hereof, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Company’s Board of Directors, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each Holder whose Registrable Securities are included in any Registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Holder receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of “insiders” to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, each such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

3.3 Registration Expenses. The Company shall bear all costs and expenses incurred in connection with any Demand Registration pursuant to Section 2.1, any Piggy-Back Registration pursuant to Section 2.2, any Registration on Form F-3 effected pursuant to Section 2.3, and any Demand Shelf Registration pursuant to Section 2.4, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all Registration and filing fees and fees of any securities exchange on which Registrable Securities are then listed; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of the Registrable Securities); (iii) printing, messenger, telephone and delivery expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.11; (vi) Financial Industry Regulatory Authority, Inc. fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the reasonable fees and expenses of any special experts retained by the Company in connection with such Registration and (ix) the reasonable fees and expenses of one legal counsel selected by the Holders of the Registrable Securities included in such Registration; provided that the Company’s obligation to reimburse the Holders under subsection (ix) shall not exceed $75,000 per Registration. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the Holders thereof, which underwriting discounts or selling commissions shall be borne by such Holders. Additionally, in an underwritten offering, all selling shareholders and the Company shall bear the expenses of the Underwriter(s) pro rata in proportion to the respective amount of shares each is selling in such offering.

3.4 Information. The Holders shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the Registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the Company’s obligation to comply with Federal and applicable state securities laws.

3.5 Requirements for Participation in Underwritten Offerings. No person may participate in any underwritten offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, stock powers, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.6 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration the statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.6. “Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or prospectus in order for the applicable Registration Statement or prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

4. INDEMNIFICATION AND CONTRIBUTION.

4.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the extent permitted by law, each Holder, and each of their respective officers, employees, affiliates, directors, partners, members and agents, and each person, if any, who controls such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, a “Holder Indemnified Party”), from and against any expenses (including reasonable outside attorneys’ fees and expenses), losses, judgments, claims, damages or liabilities (collectively, “Losses”), whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a preliminary prospectus, final prospectus, summary prospectus, or any amendment or supplement thereto, in light of the circumstances under which they were made) not misleading; but only to the extent that any such Losses arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling Holder expressly for use therein. The Company also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

4.2 Indemnification by Holders of Registrable Securities. Each selling Holder will, in the event that any Registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling Holder, indemnify and hold harmless the Company, each of its directors, officers, members, shareholders, employees, managers, partners, agents and affiliates, and each Underwriter (if any) and each other selling Holder and each other person, if any, who controls another selling Holder or such Underwriter within the meaning of the Securities Act, against any Losses arising out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein (in the case of a preliminary prospectus, final prospectus, summary prospectus, or any amendment or supplement thereto, in light of the circumstances under which they were made) not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling Holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each other selling Holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such Losses. Each selling Holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling Holder. Each selling Holder shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each person who controls such Underwriter to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any Losses or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the Losses or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4 Contribution.

4.4.1 If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any Losses or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such Losses or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by (or not supplied by in the case of an omission) such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission, and other equitable considerations appropriate under the circumstances.

4.4.2 The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3 The amount paid or payable by an Indemnified Party as a result of any Losses or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no Holder shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such Holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

4.5 Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party or any officer, director or controlling person of such Indemnified Party and shall survive the transfer of securities.

5. RULE 144.

5.1 Rule 144. The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the Holders may reasonably request, all to the extent required from time to time to enable such Holders to sell Registrable Securities without Registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

6. MISCELLANEOUS.

6.1 Other Registration Rights. The Company represents and warrants that no person, other than (i) the Holders and (ii) a holder of securities of the Company that are registrable pursuant to the PIPE Subscription Agreements, has any right to require the Company to register any shares of the Company’s capital stock for sale or to include shares of the Company’s capital stock in any Registration filed by the Company for the sale of shares of capital for its own account or for the account of any other person. Notwithstanding the foregoing, the Company and the Holders hereby acknowledge that the Company has granted resale registration rights to certain holders of Company securities in the PIPE Subscription Agreements, and that nothing herein shall restrict the ability of the Company to fulfil its resale registration obligations under the PIPE Subscription Agreements.

6.2 Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the Holders hereunder may not be freely assigned or delegated by such Holder except in conjunction with and to the extent of any transfer of Registrable Securities by any such Holder, provided, that such transferee shall only be admitted as a party hereunder and assume such Holder’s rights and obligations under this Agreement upon its, his or her execution and delivery of a joinder agreement, in form and substance reasonably acceptable to the Company agreeing to be bound by the terms and conditions of this Agreement as if such person were a Holder party hereto; whereupon such Person will be treated for all purposes of this Agreement, with the same rights, benefits and obligations hereunder as such Holder with respect to the transferred Registrable Securities. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties, to the permitted assigns of the Holders or of any assignee of the Holders. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 6.2. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

6.3 Notices. All notices, demands, requests, consents, approvals or waivers and other communications required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) by reputable, nationally recognized overnight courier service, or (iv) by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof); in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

To the Company:

Nexters Inc.

55, Griva Digeni

3101, Limassol

Cyprus
Attn: Andrey Fadeev

Email: fadanrd@gmail.com

To Kismet:

Kismet Acquisition One Corp.

Ritter House, Wickhams Cay II,

PO Box 3170, Road Town, Tortola

VG1110 British Virgin Islands

Attn: Ivan Tavrin, Chief Executive Officer

Email: tioffice@kismetcg.com

To a Holder, to the address set forth beside such Holder’s name on Schedule A hereto.

6.4 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

6.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

6.6 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written. Without limiting the generality of the foregoing, Kismet and Sponsor hereby agree that the Prior Agreement is hereby terminated and of no further force or effect.

6.7 Modifications and Amendments. Upon the written consent of the Company and the Holders of a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a Holder, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holders or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.8 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

6.9 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided, however, that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

6.10 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.11 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law, provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. Each party hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 6.11 or in such other manner as may be permitted by applicable law, that such process may be served in the manner of giving notices in Section 6.3 and that nothing in this Section 6.11 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any order in respect thereof, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Chancery Court and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (f) agrees that it will not bring any action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each party hereto agrees that a final order in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the order or in any other manner provided by applicable law.

6.12 Waiver of Trial by Jury. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE HOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY:

NEXTERS INC.

By:
Name:
Title:

in connection with Section 6.6 solely, KISMET:
Kismet Acquisition One Corp

By:
	Name:	Ivan Tavrin
	Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDERS:

KISMET SPONSOR LIMITED

By:
Name:
Title

Everix Investments Limited, a private limited liability company domiciled in Cyprus

By:
Name:
Title

Andrey Fadeev

Boris Gertsovskiy

SCHEDULE A

Holder	Address	Number of Ordinary Shares	Number of Private Warrants	Number of Public Warrants
Kismet Sponsor Limited	Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110 British Virgin Islands

Exhibit C

Form of Lock-Up Agreement (Sponsor)

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [●], 2021 between (i) Nexters Inc., a British Virgin Islands business company (“Pubco”) and (ii) Kismet Sponsor Limited, a British Virgin Islands business company (the “Holder”). Pubco and the Holder are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

WHEREAS, on August 5, 2020, Kismet Acquisition One Corp. (“Purchaser”) entered into a forward purchase agreement with the Holder (the “Forward Purchase Agreement”), providing for the purchase by the Holder of Twenty Million Dollars ($20,000,000) of Purchaser Public Units in a private placement to occur concurrently with the Share Acquisition Closing.

WHEREAS, on January 30, 2021, Purchaser entered into an amendment to the Forward Purchase Agreement with the Holder and Pubco to, among other matters, increase the purchase commitment thereunder from Twenty Million Dollars ($20,000,000) to Fifty Million Dollars ($50,000,000) and replace the commitment to acquire Purchaser Public Units by the Holder with a commitment to acquire 5,000,000 Pubco Ordinary Shares and 1,000,000 Pubco Public Warrants in a private placement to occur after the Merger Closing and prior to the Share Acquisition Closing.

WHEREAS, Purchaser, Pubco and Nexters Global Ltd., among others, entered into a business combination agreement, dated January 30, 2021 (the “Business Combination Agreement”), pursuant to which the parties thereto shall consummate a series of transactions, including the exchange of all of the Purchaser Ordinary Shares owned by the Holder into a corresponding number of Pubco Ordinary Shares and the exchange of all of the Purchaser Warrants owned by the Holder into a corresponding number of Pubco Warrants, each determined in accordance with the Business Combination Agreement.

WHEREAS, on July [●], 2021, Purchaser, Pubco and the Holder entered into subscription agreements (the “PIPE Subscription Agreements”) pursuant to which certain investors (the “PIPE Investors”) have agreed to (i) subscribe for and purchase from Pubco an aggregate of [●] Pubco Ordinary Shares at a price per share equal to $10.00 on the Share Acquisition Closing Date immediately prior to the consummation of the Share Acquisition, and (ii) receive from the Holder an aggregate of [●] Pubco Private Warrants (the “Transferring Warrants”) on the Share Acquisition Closing Date and immediately after the issuance of the Pubco Ordinary Shares to the PIPE Investors.

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by the Holder thereunder, Pubco and the Holder desire to enter into this Agreement, pursuant to which the Pubco Ordinary Shares and the Pubco Warrants received and to be received by the Holder pursuant to the Forward Purchase Agreement (as amended) and the Business Combination Agreement, and the Pubco Ordinary Shares issued or issuable upon the exercise or conversion of the Pubco Warrants received and to be received by the Holder pursuant to the Forward Purchase Agreement (as amended) and the Business Combination Agreement (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Lock-Up Provisions.

(a) The Holder agrees that it shall not effectuate a Transfer of the Pubco Ordinary Shares (including Pubco Ordinary Shares that are issued or issuable upon the exercise or conversion of the Pubco Warrants) that are held by the Holder during the period commencing from the Merger Closing until the earlier to occur of (i) one (1) year after the Share Acquisition Closing, (ii) one-hundred and fifty (150) days after the Share Acquisition Closing, if the closing price of the Pubco Ordinary Shares during such period equals or exceeds Twelve Dollars ($12.00) per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any twenty (20) trading days within any thirty (30) trading day period and (iii) a date after the Share Acquisition Closing on which Pubco consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Pubco’s shareholders having the right to exchange their Pubco Ordinary Shares for cash, securities or other property (the “Ordinary Shares Lock-Up Period”).

(b) The Holder hereby agrees not to Transfer any Pubco Warrants that are held by the Holder until thirty (30) days after the Merger Closing (the “Warrant Lock-Up Period” and, together with the Ordinary Shares Lock-Up Period, the “Lock-Up Periods”, and each a “Lock-Up Period”).

(c) Notwithstanding the provisions set forth in Section 1(a) or 1(b), Transfers of any Restricted Securities that are held by the Holder (and that have complied with this Section 1(c)) are permitted (i) to Pubco’s officers or directors, any Affiliates or immediate family members of any of Pubco’s officers or directors, any members of the Holder, or any Affiliates of the Holder, (ii) by gift to a member of the Holder’s immediate family or to a trust, the beneficiary of which is a member of the Holder’s immediate family, an Affiliate of such person or to a charitable organization, (iii) by virtue of the laws of descent and distribution upon death, (iv) pursuant to a qualified domestic relations order or in connection with a divorce settlement, (v) by virtue of the laws of the Holder’s jurisdiction of incorporation or organization, the Holder’s organizational documents or the rights attaching to the equity interests in the Holder upon dissolution of the Holder, (vi) the exercise of any options, warrants or other convertible securities to purchase Pubco Ordinary Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis); provided, that any Pubco Ordinary Shares issued upon such exercise shall be subject to the applicable Lock-Up Period, (vii) Transfers to the Holder to satisfy tax withholding obligations pursuant to the Holder’s equity incentive plans or arrangements, (viii) in connection with any bona fide mortgage, pledge or encumbrance to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof, and (ix) by private sales or transfers of the Transferring Warrants to the PIPE Investors in accordance with either the PIPE Subscription Agreements or in connection with the consummation of the transactions contemplated by the Business Combination Agreement, provided, that in clauses (i) through (iv), the transferee must enter into a written agreement in substantially the form of this Agreement, agreeing to be bound by the terms of the applicable Lock-up Period. If dividends are declared and payable in Pubco Ordinary Shares, such dividends will also be subject to the applicable Lock-up Period.

(d) If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and Pubco shall refuse to recognize any such transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, Pubco may impose stop-transfer instructions with respect to the Restricted Securities of the Holder (and any permitted transferees and assigns thereof) until the end of the applicable Lock-Up Period.

(e) During the applicable Lock-Up Period, each certificate evidencing any Restricted Securities (if any are issued) shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(f) For the avoidance of any doubt, the Holder shall retain all of its rights as a shareholder of Pubco with respect to the Restricted Securities during the applicable Lock-Up Period, including the right to vote any Restricted Securities.

(g) For the purposes of this Section 1, “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

2. Miscellaneous.

(a) Effective Date. Section 1 of this Agreement shall become effective upon the Merger Closing, subject to the consummation of the transactions contemplated by the Business Combination Agreement on the Share Acquisition Closing Date.

(b) Termination of the Business Combination Agreement. Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Share Acquisition Closing, this Agreement and all rights and obligations of the Parties hereunder shall automatically terminate and be of no further force or effect.

(c) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Except as otherwise provided in this Agreement, this Agreement and all obligations of the Parties are personal to the Parties and may not be transferred or delegated by the Parties at any time.

(d) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

(e) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. Each Party (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 2(e) or in such other manner as may be permitted by applicable Law, that such process may be served in the manner of giving notices in Section 2(h) and that nothing in this Section 2(e) shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any Order in respect thereof, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Chancery Court and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (f) agrees that it will not bring any action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each Party agrees that a final Order in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the Order or in any other manner provided by applicable Law.

(f) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2(e).

(g) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(h) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof), in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Pubco, to: Nexters Inc. 55, Griva Digeni, 3101 Limassol, Cyprus Attn: Andrey Fadeev Email: fadanrd@gmail.com	With a copy to (which shall not constitute notice): [●]
If to the Holder, to: Kismet Sponsor Limited Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110 British Virgin Islands Attn: Natalia Markekova Email: nmarkelova@kismet-group.com	With a copy to (which shall not constitute notice): [●]

(i) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Pubco and the Holder. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(j) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(k) Specific Performance. The Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by the Holder, money damages will be inadequate and Pubco will have no adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Holder in accordance with their specific terms or were otherwise breached. Accordingly, Pubco shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by the Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

(l) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under any other agreement between the Holder and Pubco or any certificate or instrument executed by the Holder in favor of Pubco, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Pubco or any of the obligations of the Holder under this Agreement.

(m) Further Assurances. From time to time, at another Party’s request and without further consideration (but at the requesting Party’s reasonable cost and expense), each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(n) Counterparts; Facsimile.  This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Pubco:

NEXTERS INC.

By:
Name:
Title:

Holder:

KISMET SPONSOR LIMITED

By:
Name:
Title:

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No. 1 to be signed and delivered by its respective duly authorized officer as of the date first written above.

Purchaser:

KISMET ACQUISITION ONE CORP.

By:	/s/ Ivan Tavrin
Name:	Ivan Tavrin
Title:	Chief Executive Office

[Signature Page to Amendment No. 1 to Business Combination Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No. 1 to be signed and delivered by its respective duly authorized officer as of the date first written above.

Pubco:

NEXTERS INC.

By:	/s/ Andrey Fadeev
Name:	Andrey Fadeev
Title:	Sole Director

[Signature Page to Amendment No. 1 to Business Combination Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No. 1 to be signed and delivered by its respective duly authorized officer as of the date first written above.

Company:

NEXTERS GLOBAL LTD.

By:	/s/ Andrey Fadeev
Name:	Andrey Fadeev
Title:	Sole Director

[Signature Page to Amendment No. 1 to Business Combination Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No. 1 to be signed and delivered by its respective duly authorized officer as of the date first written above.

solely in its capacity as the Purchaser Representative:

KISMET SPONSOR LIMITED

By:	/s/ Yulia Lazareva
Name:	Yulia Lazareva
Title:	Authorized signatory

[Signature Page to Amendment No. 1 to Business Combination Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No. 1 to be signed and delivered by its respective duly authorized officer as of the date first written above.

solely in its capacity as the Company Shareholders Representative:

FANTINA HOLDINGS LIMITED

By:	/s/ Constantinos Meivatzis
Name:	Constantinos Meivatzis
Title:	Director

[Signature Page to Amendment No. 1 to Business Combination Agreement]